AmTrust Financial Services, Inc. Reports Third Quarter Operating Earnings(1) of $48.8 Million and Net Income of $43.2 Million

Book Value Per Share of $16.01, Up 18.9% Since December 31, 2011

Financial Highlights

Third Quarter 2012

•	Gross written premium of $736.6 million, up 31.3% from the prior year

•	Operating diluted EPS(1)(2) of $0.75 ($0.01 attributable to gain on life settlement contracts) compared to $0.66 ($0.06 attributable to gain on life settlement contracts) in the third quarter 2011

•	Annualized operating return on equity(1) of 18.8% and annualized return on equity of 16.7%

•	Net earned premium of $387.4 million, up 34.1% from third quarter 2011

•	Commission and other revenues of $115.1 million, up 36.1% from third quarter 2011

•	Operating earnings(1) of $48.8 million compared to $42.2 million in the third quarter 2011

•	Third quarter 2012 results include gain on life settlement contracts net of non-controlling interest of $1.0 million compared to $3.8 million in the third quarter of 2011

•	Net income of $43.2 million compared to $37.2 million in third quarter 2011

•	Diluted EPS (2) of $0.66 compared to $0.58 in the third quarter 2011

•	Combined ratio of 90.2% compared to 89.3% in the third quarter 2011

YTD 2012

•	Gross written premium of $2.0 billion, up 26.3%, or 30.1% excluding $45.0 million in one-time unearned premium transfers in the prior year

•
Operating diluted EPS(1)(2) of $2.17 ($0.03 attributable to gain on life settlement contracts) compared to $2.23 ($0.44 attributable to gain on life settlement contracts) in the first nine months of 2011

•	Annualized operating return on equity(1) of 18.8% and annualized return on equity of 16.6%

•	Net earned premium of $1.04 billion, up 40.4% from the first nine months of 2011

•	Commission and other revenues of $311.9 million, up 33.4% from the first nine months of 2011

•	Operating earnings(1) of $138.2 million compared to $138.8 million in the first nine months of 2011

•	2012 results include gain on life settlement contracts net of non-controlling interest of $2.2 million compared to $27.4 million in the first nine months of 2011

•	Net income of $122.7 million compared to $132.5 million from the first nine months of 2011

•	Diluted EPS (2) of $1.93 compared to $2.13 in the first nine months of 2011

•	Combined ratio of 89.2% compared to 89.0% in the first nine months of 2011

•	Book value per share of $16.01, up from $13.47 as of December 31, 2011

•	Shareholders' equity was $1.1 billion as of September 30, 2012

NEW YORK, November 6, 2012 (GLOBE NEWSWIRE) — AmTrust Financial Services, Inc. (Nasdaq:AFSI) (“the Company”) today reported third quarter 2012 operating earnings(1) of $48.8 million, or $0.75 per diluted share, compared to $42.2 million, or $0.66 per diluted share(2), in the third quarter of 2011. Net income totaled $43.2 million, or $0.66 per diluted share, for the third quarter of 2012 compared to $37.2 million, or $0.58 per diluted share(2), in the third quarter of 2011. Third quarter 2012 operating earnings included a gain of $1.0 million, or $0.01 per diluted share, for life settlements compared to $3.8 million, or $0.06 per diluted share, for the third quarter of 2011.

During the first nine months of 2012, net income totaled $122.7 million, down 7.4% from $132.5 million in the first nine months of 2011. Earnings per diluted share(2) totaled $1.93 in the first nine months of 2012, a decrease of 9.4% from $2.13 in the same period a year ago. Operating earnings(1) totaled $138.2 million, or $2.17 per diluted share, a decrease of 0.4% from $138.8 million, or $2.23 per diluted share(2) in the first nine months of 2011. In the first nine months of 2012, operating earnings included $2.2 million, or $0.03 per diluted share, for a gain on life settlements compared to $27.4 million, or $0.44 per diluted share, for the first nine months of 2012. Per share results for the third quarter and nine months reflect a 10% stock dividend the Board of Directors declared on August 6, 2012.

Third Quarter 2012 Results

For the third quarter of 2012, total revenue of $502.5 million increased $129.1 million, or 34.6%, from $373.4 million a year ago. Gross written premium of $736.6 million rose $175.4 million, or 31.3%, from $561.2 million compared to the same period a year ago. Net written premium of $483.7 million increased $161.8 million, or 50.2%, from $321.9 million in the third quarter in 2011. Net earned premium of $387.4 million increased $98.6 million, or 34.1%, from $288.8 million in the third quarter of 2011.

Commission and other revenues of $115.1 million increased $30.5 million, or 36.1%, from $84.6 million in the third quarter of 2011 and represented 22.9% of total revenue. The combined ratio totaled 90.2% compared with 89.3% in the third quarter of 2011.

Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $49.9 million, up 22.4% from $40.7 million a year ago. During the quarter, AmTrust ceded $189.7 million of gross written premium and $179.1 million of earned premium to Maiden compared to $173.2 million of gross written premium and $160.2 million of earned premium ceded in the third quarter of 2011.

Total service and fee income of $44.6 million increased $15.7 million, or 54.6%, from $28.8 million in the third quarter of 2011 and included $7.2 million from related parties compared with $4.2 million in the third quarter of 2011.

Investment income, excluding net realized gains and losses, totaled $18.4 million, an increase of 27.5% from $14.5 million in the third quarter of 2011. In addition, third quarter 2012, results include net realized investment gains of $2.2 million, or $1.4 million after-tax, on certain fixed income and equity investments compared with $0.6 million, or $0.4 million after-tax, in the third quarter of 2011.

In the third quarter 2012, net gain on life settlements including non-controlling interest was $3.3 million. Operating earnings(1) included gain on life settlement contracts of $1.0 million, net of non-controlling interest.

Loss and loss adjustment expense totaled $255.6 million, an increase of $70.3 million from $185.4 million in the third quarter of 2011 and resulted in a loss ratio of 66.0% compared with 64.2% for the third quarter of 2011.

Acquisition costs and other underwriting expenses of $143.7 million increased $30.5 million from $113.3 million in the third quarter of 2011. Acquisition costs and other underwriting expenses less ceding commissions totaled $93.9 million compared to $72.5 million in the third quarter of 2011. The expense ratio was 24.2%, down from 25.1% in the third quarter of 2011.

Other expenses of $42.3 million increased $18.3 million from $24.0 million in the third quarter of 2011.

Year-to-Date 2012 Results

For the first nine months of 2012, total revenue was $1.35 billion, an increase of $376.1 million, or 38.7%, from $971.2 million a year ago. Gross written premium of $2.0 billion rose $412.0 million, or 26.3%, from $1.6 billion for the same period the year before. Net written premium was $1.24 billion, an increase of $303.4 million, or 32.6%, from $931.6 million a year ago. Net earned premium of $1.04 billion increased $298.0 million, or 40.4%, from $737.5 million the year before.

Commission and other revenues were $311.9 million, an increase of $78.1 million, or 33.4%, from $233.8 million for the first nine months of 2011 and represented 23.1% of total revenue. The combined ratio totaled 89.2% compared with 89.0% for the first nine months of 2011.

Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $140.7 million, up 25.8% from $111.8 million a year ago. During the first nine months of 2012, AmTrust ceded $576.9 million of gross written premium and $515.4 million of earned premium to Maiden compared to $513.9 million of gross written premium and $410.8 million of earned premium ceded during the first nine months of 2011.

Total service and fee income of $118.1 million increased $39.6 million, or 50.4%, from $78.5 million for the first nine months of 2011 and included $20.2 million from related parties compared with $12.1 million for the first nine months of 2011.

Investment income, excluding net realized gains and losses, totaled $49.3 million, an increase of 17.9% from $41.8 million for the first nine months of 2011. In addition, the first nine months of 2012 results included net realized investment gains of $3.8 million, or $2.4 million after-tax, on certain fixed income and equity investments compared with $1.6 million, or $1.0 million after-tax, compared to the same period a year ago.

During the first nine months of 2012, net gain on life settlements including non-controlling interest was $5.3 million compared to $48.3 million a year ago. Operating earnings(1) included gain on life settlement contracts of $2.2 million, net of non-controlling interest, compared to $27.4 million for the first nine months of 2011.

Loss and loss adjustment expense totaled $667.4 million, an increase of $183.3 million from $484.1 million for the first nine months of 2011 and resulted in a loss ratio of 64.5% compared with 65.6% for the first nine months of 2011.

Acquisition costs and other underwriting expenses of $397.5 million increased $113.4 million from $284.1 million for the first nine months of 2011. Acquisition costs and other underwriting expenses less ceding commissions totaled $256.8 million compared with $172.3 million for the first nine months of 2011. The expense ratio was 24.8%, compared to 23.4% for the first nine months of 2011.

Other expenses of $110.3 million increased $47.5 million from $62.8 million for the first nine months of 2011.

Total assets of $6.8 billion increased 19.1% from $5.7 billion as of December 31, 2011. Total cash, cash equivalents and investments of $2.6 billion increased $493.8 million, or 23.7%, from $2.1 billion as of December 31, 2011. Shareholders' equity of $1.1 billion increased 20.6% from $890.6 million as of December 31, 2011.

During the nine months of 2012, the Board of Directors declared dividends totaling $0.29 per share. In addition, during the third quarter 2012, the Board of Directors declared a 10% stock dividend. As of September 30, 2012, the Company’s long-term debt-to-capitalization ratio was 21.9% compared with 23.9% as of December 31, 2011.

Subsequent Event

On October 31, 2012, the Company announced an agreement to acquire Car Care Plan (Holdings) Limited (CCPH) from Ally Insurance Holdings, Inc. for approximately $70 million. CCPH provides a variety of warranty related insurance and administrative services to major auto manufacturers. CCPH has operations in the UK, Europe, North America, China and Brazil. CCPH has total assets of over $360 million. Over the next year, CCPH is expected to generate revenue of $140 million including fee income of over $30 million and at least $14 million in pre-tax profits. The transaction is expected to close in the first quarter of 2013.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gain and loss on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain and loss and gain on acquisition net of tax. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

(2) In September 2012, the Company paid a ten percent stock dividend. As a result, prior year's weighted average common shares outstanding, diluted shares outstanding, earnings per share, diluted earnings per share and operating diluted earnings per share have been adjusted. The dividend resulted in a reduction of $0.02 for each earnings per share calculation for both periods presented in 2011. Additionally in 2011, earnings per share were positively impacted by $0.03 for a retrospective gain on a pre-tax basis of $5.9 million, or $3.8 million after-tax, which was adjusted from a pre-tax gain of $2.7 million, or $1.7 million after-tax, on the acquisition of Majestic during the third quarter of 2011.

Conference Call:

On November 6, 2012 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:   877.755.7421

Toll Dial-in (Outside the U.S):   973.200.3087

Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Tuesday, November 6, 2012 through Tuesday, November 13, 2012. To listen to the replay, please dial 800.585.8367 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 59445478, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855-327-2223.

The AmTrust Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3280

Forward Looking Statements

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology or breaches in data security, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.413.2995

Hilly Gross
hilly.gross@amtrustgroup.com
646.458.7925

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross written premium	$736,556	$561,222	$1,975,681	$1,563,711

Net written premium	$483,659	$321,903	$1,235,025	$931,603
Change in unearned premium	(96,212)	(33,055)	(199,560)	(194,135)
Net earned premium	387,447	288,848	1,035,465	737,468
Ceding commission (primarily related party)	49,860	40,732	140,684	111,830
Service and fee income	44,561	28,815	118,110	78,546
Investment income, net	18,429	14,456	49,291	41,815
Net realized gain (loss)	2,213	550	3,768	1,581
Commission and other revenues	115,063	84,553	311,853	233,772
Total revenue	502,510	373,401	1,347,318	971,240
Loss and loss adjustment expense	255,646	185,352	667,362	484,056
Acquisition costs and other underwriting expense	143,736	113,270	397,474	284,084
Other expense	42,337	24,045	110,296	62,805
	441,719	322,667	1,175,132	830,945
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiary and non-controlling interest	60,791	50,734	172,186	140,295
Other income (expense):
Interest expense	(7,218)	(3,946)	(21,303)	(12,034)
Foreign currency gain (loss)	(951)	(4,063)	(2,985)	(1,827)
Bargain purchase on Majestic transaction	—	5,850	—	5,850
Net gain on life settlement contracts	3,251	6,822	5,302	48,346
	(4,918)	4,663	(18,986)	40,335
Income before provision for income taxes, equity in earnings of unconsolidated subsidiary and non-controlling interest	55,873	55,397	153,200	180,630
Provision for income taxes (1)	13,187	14,297	36,106	30,623
Equity in earnings of unconsolidated subsidiary (related party) (1)	3,207	(918)	8,659	3,415
Net income	45,893	40,182	125,753	153,422
Non-controlling interest (1)	(2,663)	(3,016)	(3,079)	(20,911)
Net income attributable to Amtrust Financial Services, Inc.	$43,230	$37,166	$122,674	$132,511
Operating earnings attributable to Amtrust Financial Services, Inc. (2)	$48,796	$42,198	$138,219	$138,754
Earnings per common share:
Basic earnings per share	$0.69	$0.60	$2.01	$2.19
Diluted earnings per share	$0.66	$0.58	$1.93	$2.13
Operating diluted earnings per share (3)	$0.75	$0.66	$2.17	$2.23
Weighted average number of basic shares outstanding	62,345	61,668	60,901	60,374
Weighted average number of diluted shares outstanding	65,124	63,652	63,416	62,093
Combined ratio	90.2%	89.3%	89.2%	89.0%
Return on equity	16.7%	17.9%	16.6%	22.7%
Operating return on equity (4)	18.8%	20.3%	18.8%	23.8%
Reconciliation of net realized gain (loss):
Other-than-temporary investment impairments	$—	$—	$(1,208)	$(345)
Impairments recognized in other comprehensive income	—	—	—	—
	—	—	(1,208)	(345)
Net realized gain on sale of investments	2,213	550	4,976	1,926
Net realized gain	$2,213	$550	$3,768	$1,581

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$2,580,423	$2,086,638
Premiums receivables	1,038,495	932,992
Goodwill and intangible assets, net	417,113	314,616
Total assets	6,766,034	5,678,747
Loss and loss expense reserves	2,247,118	1,879,175
Unearned premium	1,709,185	1,366,170
Trust preferred securities	123,714	123,714
Convertible senior notes	160,507	138,506
AmTrust's stockholders' equity	1,074,310	890,563
Book value per share	$16.01	$13.47

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to Amtrust Financial Services, Inc.	$43,230	$37,166	$122,674	$132,511
Less: Net realized gain (loss) net of tax	1,438	358	2,449	1,028
Foreign currency transaction gain (loss)	(951)	(4,063)	(2,985)	(1,827)
Gain on investment in unconsolidated subsidiary net of tax (5)	—	(2,349)	—	(2,349)
Gain on Majestic transaction net of tax (6)	—	3,803	—	3,803
Non cash interest on convertible senior notes net of tax	(2,325)	—	(3,218)	—
Non cash amortization of certain intangible assets	(3,728)	(2,781)	(11,791)	(6,898)
Operating earnings attributable to AmTrust Financial Services, Inc. (2)	$48,796	$42,198	$138,219	$138,754

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.66	$0.58	$1.93	$2.13
Less: Net realized gain (loss) net of tax	0.02	—	0.04	0.02
Foreign currency transaction gain (loss)	(0.02)	(0.06)	(0.05)	(0.03)
Gain on investment in unconsolidated subsidiary net of tax	—	(0.04)	—	(0.04)
Gain on Majestic transaction net of tax	—	0.06	—	0.06
Non cash interest convertible senior notes net of tax	(0.04)	—	(0.05)	—
Non cash amortization of certain intangible assets	(0.05)	(0.04)	(0.18)	(0.11)
Operating diluted earnings per share (3)	$0.75	$0.66	$2.17	$2.23

Reconciliation of return on equity to operating return on equity:
Return on equity	16.7%	17.9%	16.6%	22.7%
Less: Net realized gain (loss) net of tax	0.5%	0.1%	0.4%	0.2%
Foreign currency transaction gain (loss)	(0.4)%	(1.9)%	(0.4)%	(0.3)%
Gain on investment in unconsolidated subsidiary net of tax	—%	(1.1)%	—%	(0.4)%
Gain on Majestic transaction net of tax	—%	1.8%	—%	0.7%
Non cash interest convertible senior notes net of tax	(0.9)%	—%	(0.5)%	—%
Non cash amortization of certain intangible assets	(1.3)%	(1.3)%	(1.7)%	(1.3)%
Operating return on equity (4)	18.8%	20.3%	18.8%	23.8%

(1)
Prior year amounts have been reclassed to present the Company's non-controlling interest related to income on life settlement contracts on a pre-tax basis and the provision for income taxes has been reduced for an equivalent amount. Additionally, prior year amounts have been reclassed to present the Company's income from life settlement contracts included in its 21.25% ownership percentage of ACAC on a net basis. The impact of these reclasses reduced the Company's provision for income taxes by $8,142, reduced equity in earnings of unconsolidated subsidiaries by $3,338 and increased non-controlling interest by $4,804 for the nine months ended September 30, 2011. There was no overall impact on net income attributable to AmTrust Financial Services, Inc.

(2)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less net realized investment gain (loss) net of tax, foreign currency transaction gain (loss), gain on investment in unconsolidated subsidiary net of tax, gain on Majestic transaction net of tax, non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(3)
Operating diluted earnings per share is a non-GAAP financial measure defined by the Company as net income less realized investment gain (loss) net of tax, foreign currency transaction gain (loss), gain on investment in unconsolidated subsidiary net of tax, gain on Majestic transaction net of tax, non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that operating diluted earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of operating diluted earnings per share may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

(4)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less realized investment gain (loss) net of tax, foreign currency transaction gain (loss), gain on investment in unconsolidated subsidiary net of tax, gain on Majestic transaction net of tax, non cash interest on convertible senior notes net of tax and non cash amortization of certain intangible assets divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

(5)
In 2011, the Company recorded its final purchase price adjustment related to ACAC's 2010 purchase of GMAC's consumer property and casualty insurance business. The Company originally recorded an after tax gain of $6,792 related to this acquisition in 2010. ACAC finalized its purchase price accounting in 2011 and the Company's gain on acquisition was reduced by $2,349 on an after tax basis. As required under GAAP, the Company recorded this adjustment in 2011 and included it as part of equity in earnings of unconsolidated subsidiary (related party), which was $(918) and $3,415 for the three and nine months ended September 30, 2011. This purchase price adjustment is not included in the Company's calculation of operating earnings.

(6)	The Company recorded a gain of $5,850 and after tax gain of $3,803 related to the renewal rights transaction with Majestic Insurance.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross Written Premium:
Small Commercial Business	$243,603	$145,418	$690,081	$460,741
Specialty Risk and Extended Warranty	260,415	256,493	767,114	749,743
Specialty Program	202,280	132,621	428,796	275,951
Personal Lines Reinsurance	30,258	26,690	89,690	77,276
	$736,556	$561,222	$1,975,681	$1,563,711
Net Written Premium:
Small Commercial Business	$133,492	$79,070	$356,652	$269,942
Specialty Risk and Extended Warranty	137,106	149,238	450,526	438,963
Specialty Program	182,803	66,905	338,157	145,422
Personal Lines Reinsurance	30,258	26,690	89,690	77,276
	$483,659	$321,903	$1,235,025	$931,603
Net Earned Premium:
Small Commercial Business	$123,806	$89,877	$309,702	$225,772
Specialty Risk and Extended Warranty	115,735	126,784	392,915	320,992
Specialty Program	119,243	46,947	249,772	117,855
Personal Lines Reinsurance	28,663	25,240	83,076	72,849
	$387,447	$288,848	$1,035,465	$737,468
Loss Ratio:
Small Commercial Business	66.0%	62.0%	65.0%	63.1%
Specialty Risk and Extended Warranty	62.9%	65.5%	61.6%	67.5%
Specialty Program	69.3%	64.7%	68.3%	66.6%
Personal Lines Reinsurance	64.5%	64.0%	64.5%	64.0%
Total	66.0%	64.2%	64.5%	65.6%
Expense Ratio:
Small Commercial Business	24.6%	28.7%	26.8%	26.7%
Specialty Risk and Extended Warranty	19.8%	19.1%	19.5%	17.4%
Specialty Program	26.6%	30.5%	28.8%	27.5%
Personal Lines Reinsurance	30.5%	32.5%	30.5%	32.5%
Total	24.2%	25.1%	24.8%	23.4%
Combined Ratio:
Small Commercial Business	90.6%	90.7%	91.8%	89.8%
Specialty Risk and Extended Warranty	82.7%	84.7%	81.1%	84.9%
Specialty Program	95.9%	95.2%	97.1%	94.1%
Personal Lines Reinsurance	95.0%	96.5%	95.0%	96.5%
Total	90.2%	89.3%	89.2%	89.0%